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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-83315) of The viaLink Company of our report dated February 22, 1999, except as to the stock splits described in Note 8 and Note 13 relating to the 1997 and 1998 shares and per share data, which is as of March 14, 2000, relating to the financial statements of The viaLink Company, which appears in the Annual Report on Form 10-KSB of The viaLink Company for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

/s/ PRICEWATERHOUSECOOPERS LLP

Oklahoma City, Oklahoma
August 15, 2000